Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 15, 2019, with respect to the consolidated financial statements of Arcturus Therapeutics Ltd. and its subsidiaries included in the Registration Statement (Form S-4) and related proxy statement/prospectus of Arcturus Therapeutics Holdings Inc. dated March 15, 2019.

/s/ Ernst & Young LLP

San Diego, California

March 15, 2019